Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

FOURTH AMENDMENT TO
COLLABORATION, LICENSE AND OPTION AGREEMENT
This Fourth Amendment to Collaboration, License and Option Agreement (this “Fourth Amendment”) is entered into as of September 16, 2024 (the “Fourth Amendment Date”), by and between Aurigene Oncology Limited (formerly known as Aurigene Discovery Technologies Limited), a company organized under the laws of India, having an address of 39-40, KIADB Industrial Area, Phase II, Electronic City Hosur Road, Bangalore - 560100 Karnataka, India (“Aurigene”), and Curis, Inc., a corporation organized under the laws of Delaware, USA, having an address of 128 Spring Street, Building C – Suite 500, Lexington, Massachusetts 02421-3112, USA (“Curis”).
Recitals
Whereas, Aurigene and Curis are parties to that certain Collaboration, License and Option Agreement dated January 18, 2015 (the “Original Agreement”), as amended by that certain letter agreement dated November 4, 2015 (the “2015 Letter Agreement”), by that certain First Amendment to Collaboration, License and Option Agreement dated September 7, 2016 (the “First Amendment”), by that certain Second Amendment to Collaboration, License and Option Agreement dated February 5, 2020 (the “Second Amendment”), and by that certain Third Amendment to Collaboration, License and Option Agreement dated June 4, 2020 (the “Third Amendment”). As used in this Fourth Amendment, “Agreement” shall mean the Original Agreement, as amended by the 2015 Letter Agreement, the First Amendment, the Second Amendment and the Third Amendment;
Whereas, under the Agreement, Curis has an exclusive license from Aurigene to develop and commercialize Program Compounds and Products for the Licensed Program with respect to PD-1/VISTA (the “PD-1/VISTA Licensed Program”), including the Program Compound known as CA-170, including any analogs, derivatives, prodrugs and polymorphs thereof, and any salts, crystalline forms, solvates, hydrates and stereoisomers of any of the foregoing (collectively, “CA-170”) and Products containing CA-170 (“CA-170 Products”), worldwide, excluding India, Russia and all other countries in Asia, and has certain payment obligations to Aurigene with respect to such development and commercialization;
Whereas, under the Agreement, Aurigene has an exclusive license from Curis to develop and commercialize Program Compounds and Products for the PD-1/VISTA Licensed Program in India, Russia and all other countries in Asia; and
Whereas, the Parties now wish to amend the Agreement to, among other things: (i) expand Aurigene’s territory with respect to all Program Compounds and Products in the PD-1/VISTA Licensed Program to all countries and territories of the world; and (ii) provide for

Aurigene to conduct a Pivotal Trial of CA-170; in each case, on the terms and subject to the conditions set forth herein.
Agreement
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aurigene and Curis agree as follows:
1.    Defined Terms. Capitalized terms used but not otherwise defined in this Fourth Amendment shall have the meanings provided in the Agreement. As used in this Fourth Amendment:
“Aurigene Fourth Amendment Territory” shall mean the US, EU and all countries and territories other than the Republic of India, the Russian Federation, and the Aurigene CA-170 Territory;
“Aurigene License” shall mean a license of the Aurigene Technology or a sublicense under the Aurigene Territory License, in each case, with respect to CA-170 or any CA-170 Product in the Aurigene Fourth Amendment Territory (or, solely for purposes of paragraph 2(j)(iv) of this Fourth Amendment, in the Aurigene CA-170 Territory);
“Aurigene Licensee” shall mean a Third Party grantee of an Aurigene License, whether such Third Party’s Aurigene License was granted to it directly by Aurigene or its Affiliate or indirectly through one or more tiers of sublicense; and
“Aurigene Licensee Royalties” shall mean all royalties received by Aurigene and its Affiliates on sales or other dispositions of CA-170 Products by each Aurigene Licensee and its further Aurigene Licensees (if any) in the Aurigene Fourth Amendment Territory (or, solely for purposes of paragraph 2(j)(iv) of this Fourth Amendment, in the Aurigene CA-170 Territory).
2.    PD-1/VISTA Rights. Effective as of the Fourth Amendment Date (without limiting paragraph 4(a) of this Fourth Amendment and subject to paragraph 4(d) of this Fourth Amendment) and solely with respect to Program Compounds and Products in the PD-1/VISTA Licensed Program:
(a)    References to the “Aurigene Territory” in the Agreement and this Fourth Amendment shall mean worldwide.
(b)    Aurigene shall no longer have any obligations, and Curis shall no longer have any rights, under the Second Amendment, except for Aurigene’s payment obligations under paragraph 3 of the Second Amendment.
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(c)    Except in the event of termination of Aurigene’s rights under this Fourth Amendment pursuant to paragraph 4(d) hereof, (i) Curis shall no longer have any license or other rights under the Agreement to Aurigene Technology for the PD-1/VISTA Licensed Program or to research, develop, manufacture or commercialize any Program Compounds or Products for the PD-1/VISTA Licensed Program, and (ii) Aurigene shall no longer have any obligations under the Agreement with respect to the PD-1/VISTA Licensed Program, except for the payment obligations in paragraph 3 of the Second Amendment and except pursuant to this Fourth Amendment.
(d)    Curis shall no longer have any obligations under the Agreement with respect to the PD-1/VISTA Licensed Program to research, develop, manufacture, obtain Regulatory Approval for, or commercialize any Program Compounds or Products for the PD-1/VISTA Licensed Program anywhere in the world.
(e)    The SOC shall no longer have any authority or responsibilities with respect to the PD-1/VISTA Licensed Program, except that the SOC shall meet [**], at which meeting Aurigene shall share with Curis its progress and summary results of development of, and efforts to seek and obtain Regulatory Approvals for, the PD-1/VISTA Licensed Program in the Aurigene Territory.
(f)    The Parties acknowledge and agree that the Aurigene Territory License under Section 4.4 of the Agreement in the Aurigene Fourth Amendment Territory is royalty-bearing pursuant to the payment terms set forth in this Fourth Amendment (as well as in the Aurigene CA-170 Territory pursuant to the payment terms set forth in paragraph 3 of the Second Amendment).
(g)    The Parties’ respective rights and obligations under Section 4.5(b) of the Agreement shall not apply with respect to Program Compounds and Products in the PD-1/VISTA Program.
(h)    In addition to the Aurigene Pivotal Trial (as defined below), Aurigene shall have full rights and authority to conduct IND-enabling studies or clinical trials and any other development activities with respect to the PD-1/VISTA Licensed Program in the Aurigene Territory without application of Section 5.5 of the Agreement.
(i)    Notwithstanding Section 8.4 or Section 8.5 of the Agreement, Aurigene shall have full rights and authority to publish or present, or issue press releases regarding, Program Technology, including any clinical trial results, with respect to the PD-1/VISTA Licensed Program with prior written notice to Curis, and Curis shall have no rights to publish or present, or issue press releases regarding, Program Technology with respect to the PD-1/VISTA Licensed Program without Aurigene’s prior written consent.
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(j)    Notwithstanding Sections 10.3(a)(ii), 10.5(b)(ii) and 10.5(e) of the Agreement or paragraph 2(i) of the Second Amendment:
(i)    Aurigene shall have the sole right, but not the obligation, to prosecute and maintain any Aurigene Patent Rights (including Program Patent Rights and Joint Patent Rights) relevant to the PD-1/VISTA Licensed Program in the Aurigene Territory at its sole cost and expense; provided, however, that in the event any Aurigene Patent Rights in the Aurigene Fourth Amendment Territory or the Aurigene CA-170 Territory are relevant to the PD-1/VISTA Licensed Program and one or more other Licensed Programs (“Multi-Program Aurigene Patent Rights”), Aurigene shall have the first right, but not the obligation, to prosecute and maintain such Multi-Program Aurigene Patent Rights in the Aurigene Fourth Amendment Territory and the Aurigene CA-170 Territory at its sole cost and expense pursuant to this paragraph 2(j)(i), using counsel reasonably acceptable to Curis, in accordance with the patent prosecution strategy recommended by the Patent Team, and subject to review and comment from Curis, which comments shall be considered in good faith by Aurigene. If Aurigene plans to abandon or cease prosecution or maintenance of any such Multi-Program Aurigene Patent Right in any particular country in the Aurigene Fourth Amendment Territory or Aurigene CA-170 Territory, Aurigene shall so notify Curis in writing at least [**] in advance of the due date of any payment or other action that is required to prosecute and maintain such Multi-Program Aurigene Patent Right in such country and, upon such notice, Curis shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Multi-Program Aurigene Patent Right at its sole cost and expense;
(ii)    Aurigene shall have the first right, but not the obligation, to prosecute and maintain any Curis Patent Rights in the Aurigene Territory that cover or claim (A) Curis Inventions or Joint Inventions that are necessary or useful for the development, manufacture or commercialization of CA-170 or CA-170 Products or (B) other inventions that are necessary for the development, manufacture or commercialization of CA-170 or CA-170 Products, in each case, at its sole cost and expense using counsel reasonably acceptable to Curis, in accordance with the patent prosecution strategy recommended by the Patent Team for the PD-1/VISTA Licensed Program, and subject to review and comment from Curis, which comments shall be considered in good faith by Aurigene. If Aurigene plans to abandon or cease prosecution or maintenance of any such Patent Right in any particular country in the Aurigene Territory, Aurigene shall so notify Curis in writing at least [**] in advance of the due date of any payment or other action that is required to prosecute and maintain such Patent Right in such country and, upon such notice, Curis shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Patent Right at its sole cost and expense, and if Curis elects to continue prosecution of such Patent Right in such country, all licenses granted to Aurigene under such Patent Right (or, as applicable, under Curis’s interest in such Patent Right) in such country will be terminated;
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(iii)    Aurigene shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party for infringement of any Aurigene Patent Right (including any Program Patent Right, Joint Patent Right or Multi-Program Aurigene Patent Right) relevant to the PD-1/VISTA Licensed Program in the Aurigene Fourth Amendment Territory or the Aurigene CA-170 Territory with respect to any infringing activity that is competitive with CA-170 or any CA-170 Product, at its own expense and by counsel of its own choice, and Curis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Aurigene fails to bring any such action or proceeding within (A) [**] following its learning of alleged infringement, or (B) [**] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Curis shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Aurigene shall have the right, but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice; and
(iv)    Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of (A) any action or proceeding pursuant to paragraph 2(j)(iii) of this Fourth Amendment or (B) any action or proceeding against a Third Party pursuant to Section 10.5(c) of the Agreement for infringement of any Curis Patent Right in the Aurigene Fourth Amendment Territory or the Aurigene CA-170 Territory with respect to any infringing activity that is competitive with CA-170 or any CA-170 Product, in each case, whether by way of settlement or otherwise, shall be retained by the Party that brought and controlled such action or proceeding; provided, however, that each Party shall be reimbursed for any of its litigation expenses, and any recovery realized by Aurigene as a result of any such action or proceeding (after reimbursement of the Parties’ litigation expenses) with respect to infringing activity in the Aurigene Fourth Amendment Territory or the Aurigene CA-170 Territory that is competitive with CA-170 or any CA-170 Product, shall be treated as Aurigene Licensee Royalties in the applicable portion of the Aurigene Fourth Amendment Territory or the Aurigene CA-170 Territory (as applicable), and Aurigene shall pay Curis the applicable percentage of such recovery in accordance with paragraph 3(b) of this Fourth Amendment or paragraph 3 of the Second Amendment, respectively, calculated assuming the time of Aurigene License grant occurred on the date such recovery was received.
3.    CA-170 Aurigene Fourth Amendment Territory Financial Payments. In consideration of the expansion of the Aurigene Territory with respect to Program Compounds and Products for the PD-1/VISTA Licensed Program pursuant to this Fourth Amendment, Aurigene hereby agrees to pay to Curis:
(a)    royalties on aggregate annual Net Sales (mutatis mutandis) of CA-170 Products by Aurigene and its Affiliates (but not Net Sales by Aurigene Licensees) in the Aurigene Fourth Amendment Territory in accordance with Section 6.7(a), mutatis mutandis; and
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(b)    the applicable percentage set forth below of: (x) all Aurigene Licensee Royalties received by Aurigene and its Affiliates from an Aurigene Licensee with respect to the commercialization of CA-170 Products in the Aurigene Fourth Amendment Territory; and (y) all Non-Royalty Sublicense Revenues (mutatis mutandis) received by Aurigene and its Affiliates from an Aurigene Licensee with respect to the grant of an Aurigene License with respect to CA-170 or any CA-170 Product in the Aurigene Fourth Amendment Territory, with respect to each of (x) and (y), based on the stage of development of CA-170 at the time the Aurigene License is granted to the applicable Aurigene Licensee:
(i)    [**]% for an Aurigene License entered into prior to initiation of a Pivotal Trial of CA-170; and
(ii)    [**]% for an Aurigene License entered into after initiation of a Pivotal Trial of CA-170.
In addition, the Parties agree that the applicable provisions of Sections 6.9(d), 6.10, 6.11, 6.12, 6.13, 6.14, 7.1, 7.2, 7.3(b) (with references to the “Republic of India” and “U.S. federal” changed to “U.S.” and “Indian,” respectively), 7.4 and 7.5 of the Agreement (in each case, mutatis mutandis) shall apply to Aurigene’s payment obligations under this paragraph 3. For clarity, Curis shall have no payment obligations to Aurigene under the Agreement with respect to the development, registration or commercialization of CA-170 or CA-170 Products by or on behalf of Aurigene, its Affiliates or Aurigene Licensees in the Aurigene Territory. For further clarity, in the event of termination of the Agreement in its entirety or with respect to the PD-1/VISTA Licensed Program, Aurigene’s payment obligations under this paragraph 3 (other than any such payment obligations accrued prior to such termination) shall terminate.
4.    Development and Regulatory Matters in the Aurigene Territory.
(a)    Aurigene Development. Notwithstanding the provisions of Sections 4.11(b) and 5.5 of the Agreement (or, for clarity, any provisions of the Second Amendment to the contrary), Aurigene shall have full and exclusive authority, itself or through the use of Affiliates or Aurigene Licensees, at Aurigene’s sole expense, to research, develop, manufacture and commercialize Program Compounds and Products for the PD-1/VISTA Licensed Program in the Aurigene Territory. Notwithstanding the foregoing, Aurigene hereby agrees to use Commercially Reasonable Efforts to conduct a Pivotal Trial of CA-170 in the Aurigene Territory (the “Aurigene Pivotal Trial”), at Aurigene’s sole expense. Without limiting the generality of the foregoing, Aurigene (itself or with or through its Affiliates or Aurigene Licensees) shall be solely responsible for preparing and submitting all required INDs and other Regulatory Filings in connection with the Aurigene Pivotal Trial or other development, manufacturing or commercialization activities in the Aurigene Territory, at Aurigene’s sole expense.
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(b)    PV Agreement. The Parties agree that the PV Agreement solely as it applies (or would apply) to Program Compounds and Products for the PD-1/VISTA Licensed Program is hereby terminated as of the Fourth Amendment Date.
(c)    Transfers. Curis shall: (i) disclose to Aurigene as soon as reasonably practicable such Curis Technology with respect to Program Compounds and Products for the PD-1/VISTA Licensed Program not previously disclosed to Aurigene as may be necessary or useful to enable Aurigene to develop, manufacture and commercialize Program Compounds and Products for the PD-1/VISTA Licensed Program in the Aurigene Territory; (ii) as promptly as reasonably practicable, transfer and assign to Aurigene all of its and its Affiliates’ right, title and interest in and to all Regulatory Filings and associated correspondence with Regulatory Authorities with respect to Program Compounds and Products for the PD-1/VISTA Licensed Program in the Aurigene Territory (including transfer and assignment to Aurigene of ownership of the US IND No. [**] filed by Curis with the FDA for CA-170), with Aurigene becoming the named sponsor under such Regulatory Filings (or, if Applicable Law prevents or delays the transfer of ownership of any such Regulatory Filing to Aurigene, Curis shall grant, and does hereby grant, to Aurigene an exclusive and irrevocable right of access and reference to such Regulatory Filing for Program Compounds and Products from the PD-1/VISTA Licensed Program in the Aurigene Territory, and shall cooperate fully to make the benefits of such Regulatory Filings available to Aurigene or its designee); (iii) to the extent requested by Aurigene, Curis shall also promptly provide to Aurigene all non-clinical and clinical Data and safety and other reasonably requested technical and other information or materials reasonably related to Development, manufacture, or Commercialization of Program Compounds and Products for the PD-1/VISTA Licensed Program in the Aurigene Territory; and (iv) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under this paragraph 4(c) to Aurigene.
(d)    Termination. In the event Aurigene materially breaches its obligation under paragraph 4(a) of this Fourth Amendment to use Commercially Reasonable Efforts to conduct the Aurigene Pivotal Trial, and such breach is not cured within the applicable cure period under Section 11.2 of the Agreement, Curis shall have the right to terminate this Fourth Amendment on account of such breach upon written notice to Aurigene, but Curis shall not have the right to terminate the Agreement in its entirety or to terminate the Agreement in part with respect to the PD-1/VISTA Licensed Program pursuant to Section 11.2 of the Agreement or to elect the alternative remedies under Section 11.3 of the Agreement on account of such breach. Termination by Curis of this Fourth Amendment shall be Curis’ sole remedy for such uncured material breach of paragraph 4(a) of this Fourth Amendment, and Curis shall have no right to terminate this Fourth Amendment other than as set forth in this paragraph 4(d). Notwithstanding anything to the contrary in this paragraph 4(d), in the event Aurigene has granted an Aurigene License to a Third Party for the PD-1/VISTA Licensed Program, the rights of such Aurigene Licensee shall survive any termination of this Fourth Amendment pursuant to this
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paragraph 4(d), unless the Aurigene Licensee is responsible for the material uncured breach by Aurigene that resulted in such termination. In addition:
(i)    In the event of termination of this Fourth Amendment, the Second Amendment shall also be deemed to be terminated.
(ii)    In the event of termination of this Fourth Amendment by Curis pursuant to this paragraph 4(d), subject to any surviving rights of an Aurigene Licensee as set forth above in this paragraph 4(d), Aurigene shall, and effective upon such termination hereby does, grant to Curis the right to access and reference all INDs and NDAs submitted to, and Regulatory Approvals obtained from, any Regulatory Authority in the Aurigene CA-170 Territory and the Aurigene Fourth Amendment Territory for Program Compounds and Products for the PD-1/VISTA Licensed Program; in each case, solely for the purposes of (i) obtaining and maintaining Regulatory Approvals for Program Compounds and Products for the PD-1/VISTA Licensed Program in the Aurigene CA-170 Territory and Aurigene Fourth Amendment Territory reverted to Curis by virtue of such termination, and (ii) complying with applicable pharmacovigilance and other regulatory requirements with respect to Program Compounds and Products for the PD-1/VISTA Licensed Program in the Aurigene CA-170 Territory and Aurigene Fourth Amendment Territory reverted to Curis by virtue of such termination. In the event of such termination, Aurigene shall, promptly upon Curis’s request, file with the applicable Regulatory Authority(ies) such letters of access or reference as may be necessary to accomplish the intent of this paragraph 4(d)(ii).
(iii)    Neither Party may terminate the Agreement as it relates to the PD-1/VISTA Licensed Program, except in conjunction with termination of this Fourth Amendment pursuant to paragraph 4(d) of this Fourth Amendment.
5.    Curis Warranties. Curis represents and warrants to Aurigene that, as of the Fourth Amendment Date:
(a)    Curis has the right to grant all rights and licenses it purports to grant to Aurigene under this Fourth Amendment with respect to the Curis Technology; and
(b)    Curis has not granted any Third Party any license, option or other right with respect to any Program Compounds or Products in the PD-1/VISTA Licensed Program in the Aurigene Fourth Amendment Territory.
6.    Effectiveness of Agreement. Except as expressly amended by this Fourth Amendment, the Agreement shall remain in full force and effect in accordance with its terms.
7.    Counterparts. This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be
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deemed one instrument. This Fourth Amendment may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
8.    Miscellaneous. For clarity, Section 8.5(b) and Articles 13 and 14 of the Agreement shall apply with respect to this Fourth Amendment.
[Signature page follows.]

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In Witness Whereof, the Parties hereto have duly executed this Fourth Amendment as of the Fourth Amendment Date.

Aurigene Oncology Limited	Curis, Inc.
By: /s/ Murali Ramachandra Name: Murali Ramachandra, PhD Title: Chief Executive Officer	By: /s/ James E. Dentzer Name: James E. Dentzer Title: President and CEO

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